EXHIBIT 99.1

                                                           HUBCO, INC.
                                                           1000 MacArthur Blvd.
                                                           Mahwah, NJ  07430
                                                           (NASDAQ: HUBC)




AT THE COMPANY                                 AT THE FINANCIAL RELATIONS BOARD
- --------------                                 --------------------------------
Kenneth T. Neilson, CEO & Pres.                Kerry Thalheim
(201) 236-2631                                 675 Third Avenue
D. Lynn Van Borkulo-Nuzzo,                     New York, NY 10017
Corporate Sec. & Executive V.P.                (212) 661-8030
(201) 236-2641


FOR IMMEDIATE RELEASE
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                   HUBCO COMPLETES URBAN NATIONAL BANK MERGER

Mahwah, NJ, June 30, 1995--HUBCO, Inc. (NASDAQ: HUBC) today announced it has completed the merger of Urban National Bank into its wholly owned subsidiary, Hudson United Bank. "This acquisition expands HUBCO's presence in Northern New Jersey, complementing our branch system in both Bergen and Passaic counties," stated HUBCO President and Chief Executive Officer, Kenneth T. Neilson.

The Urban merger increases HUBCO's branch network to 58 locations in the northern New Jersey marketplace. All nine branches of Urban National are now branches of Hudson United Bank.

"We believe that Urban's customers will clearly benefit from this merger. As Hudson United Bank customers, they will gain access to an expanded line of innovative products and services including Trust services, Investment services, Imaged checking accounts, Telephone Banking and Phone-A-Loan services," stated Robert F. Mangano, Executive Vice President for Hudson United Bank and former President of Urban National Bank.

                                     -more-

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Mr. Mangano now serves as Executive Vice President of Hudson United Bank responsible for the Retail Banking division. Messrs. W. Peter McBride and Bryant
D. Malcolm have joined the Boards of HUBCO and Hudson United Bank and Mr. Joseph Pfeifer joined the Board of Hudson United Bank.

Under the terms of the Agreement, Urban shareholders will receive 2.170 shares of HUBCO common stock in exchange for each share of Urban. The transaction is being accounted for under a pooling of interests.

HUBCO, Inc., with assets of $1.6 billion, is the eighth largest commercial banking company headquartered in New Jersey and is the largest bank holding company headquartered in Bergen County.


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